Exhibit 99.1

Momentive Performance Materials Inc. Reports Fiscal Year 2007 Results

Wilton, Connecticut – MARCH 31, 2008 – Momentive Performance Materials Inc. (“Momentive” or “the Company”) today reported its consolidated results for the fiscal year ended December 31, 2007. Highlights include:

•	Net sales of $2.538 billion compared to $2.414 billion in the fiscal year ended December 31, 2006, an increase of 5.1%.

•	Adjusted EBITDA of $447.0 million compared to Adjusted EBITDA of $427.8 million in the fiscal year ended December 31, 2006, an increase of 4.5%.

•	Operating income of $82.2 million versus operating income of $100.8 million in the fiscal year ended December 31, 2006.

•	Net loss of $254.3 million compared to net loss of $36.9 million in the fiscal year ended December 31, 2006.

“In 2007 we accomplished many of our goals delivering record sales, as well as strong EBITDA growth in an inflationary environment, positive cash flow from operations, and significant working capital reductions. Our customer-led growth strategy and business transformation plan that created an integrated standalone global enterprise is working,” said Jonathan Rich, president & CEO. He added, “We will continue to provide our customers with technologically-advanced products that demonstrate our advantage as a global silicones producer.”

For more information, interested parties may participate in Momentive’s Fiscal Year 2007 Earnings Conference Call on Tuesday, April 1, 2008 at 9:00 A.M. EDT:

U.S. Toll-Free:	800.901.5217
Outside of the U.S.:	+1.617.786.2964
Password:	43974541

Forward-Looking and Cautionary Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations on flexibility in operating our business contained in the documents governing our indebtedness; changes in prices and availability of raw materials and key intermediates; rising energy costs; and risks associated with our separation from General Electric Company. For a more detailed discussion of these and other risk factors, see our Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a premier specialty materials company, providing high-technology materials solutions to the silicones, quartz and ceramics markets. The company, as a global leader with worldwide operations, has a robust product portfolio, an enduring tradition of service excellence, and industry-leading research and development capabilities. Momentive Performance Materials Inc. is controlled by an affiliate of Apollo Management L.P. Additional information is available at www.momentive.com.

Contact:

Diana Sousa

T +1.203.761.1994

diana.sousa@momentive.com

Summary Results

The following table sets forth certain historical consolidated and combined financial information, in both dollar and percentages of net sales, for the Successor period for the year ended December 31, 2007, and for the combined Successor and Predecessor periods for the year ended December 31, 2006.

	Successor		Successor		Predecessor		Combined Predecessor and Successor Year Ended December 31, 2006
	Year Ended December 31, 2007		December 4, 2006 to December 31, 2006		January 1, 2006 to December 3, 2006
				(dollars in millions)
Net sales	$2,537.8	100.0%	$246.1	100.0%	$2,168.0	100.0%	$2,414.1	100.0%
Cost of sales, excluding depreciation	1,653.1	65.1%	185.2	75.3%	1,397.6	64.5%	1,582.8	65.6%

Gross profit	884.7	34.9%	60.9	24.7%	770.4	35.5%	831.3	34.4%
Selling, general and administrative expenses	683.8	26.9%	52.9	21.5%	534.6	24.7%	587.5	24.3%
Research and development expenses	78.6	3.1%	7.4	3.0%	72.8	3.4%	80.2	3.3%
In-process research and development	—	—	52.0	21.1%	—	0.0%	52.0	2.2%
Restructuring and other costs	40.1	1.6%	0.2	0.1%	10.6	0.5%	10.8	0.4%

Operating income (loss)	82.2	3.2%	(51.6)	(21.0)%	152.4	7.0%	100.8	4.2%
Other income (expenses)
Interest expense, net	(281.6)	(11.1)%	(21.6)	(8.8)%	(11.8)	(0.5)%	(33.4)	(1.4)%
Other income (expense), net	(20.0)	(0.8)%	—	—	(4.7)	(0.2)%	(4.7)	(0.2)%
Minority interests	(0.1)	—	(0.1)	—	(43.9)	(2.0)%	(44.0)	(1.8)%

Income (loss) before income taxes	(219.5)	(8.6)%	(73.3)	(29.8)%	92.0	4.2%	18.7	0.8%
Income taxes	34.8	1.4%	(2.7)	(1.1)%	58.3	2.7%	55.6	2.3%

Net income (loss)	$(254.3)	(10.0)%	$(70.6)	(28.7)%	$33.7	1.6%	$(36.9)	(1.5)%

Net Sales by Segment
Silicones	$2,264.3	89.2%	$219.2	89.1%	$1,925.7	88.8%	$2,144.9	88.8%
Quartz	273.5	10.8%	26.9	10.9%	242.3	11.2%	269.2	11.2%

Total	$2,537.8	100.0%	$246.1	100.0%	$2,168.0	100.0%	$2,414.1	100.0%

Net Sales. Net sales in the fiscal year ended December 31, 2007 were $2,537.8 million, compared to $2,414.1 million for the same period in 2006, an increase of 5.1%. The increase was primarily due to an increase in sales volume of 1.7%, an increase in selling prices, and exchange rate fluctuations of 2.6%.

Net sales for our Silicones segment in the fiscal year ended December 31, 2007 were $2,264.3 million, compared to $2,144.9 million for the same period in 2006, an increase of 5.6%. The increase was primarily due to higher sales volume of 1.9%, an increase in selling prices, and exchange rate fluctuations of 2.9%.

Net sales for our Quartz segment in the fiscal year ended December 31, 2007 were $273.5 million, compared to $269.2 million for the same period in 2006, an increase of 1.6%. The increase was primarily due to an increase in selling prices and favorable exchange rates, partially offset by lower semiconductor related sales volume.

Cost of Sales. Cost of sales in the fiscal year ended December 31, 2007 was $1,653.1 million, compared to $1,582.8 million for the same period in 2006, an increase of 4.4%. The increase was primarily due to higher raw material, energy and labor costs. In addition, cost of sales was impacted by the sales volume noted above, unfavorable exchange rates and the reversal of purchase accounting step-up related to inventory of $27.7 million in 2007 compared to $34.4 million in 2006.

Gross Profit. Gross profit in the fiscal year ended December 31, 2007 was $884.7 million compared to $831.3 million for the same period in 2006, an increase of 6.4%. The increase was primarily due to effects described above in net sales and cost of sales.

Business Outlook

Over the course of the first quarter of 2008, Momentive experienced a continuation of the trends that impacted fourth quarter 2007 performance. In particular, our business performance was adversely affected by elevated silicon metal prices, the downturn in the US domestic housing and automotive sectors, and year-over-year declines in our Quartz division. These conditions have been partially offset by strength in our Silicones business throughout Asia and other developing regions. In light of these patterns, the Company currently expects first quarter 2008 revenue in the range of $640 million to $670 million, GAAP Operating Income of $33 million to $39 million and Adjusted EBITDA of $100 million to $110 million. Momentive expects to have total debt net of cash of $2,890 million to $2,940 million at the end of the first quarter of 2008.

Covenant Compliance

Certain covenants contained in the credit agreement governing our credit facilities and the indentures governing our Senior Notes, Senior Toggle Notes and Senior Subordinated Notes (i) require the maintenance of a net first-lien secured indebtedness to Adjusted EBITDA ratio and/or (ii) restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet certain financial tests. For example, the indenture covenants restrict our ability to incur additional indebtedness unless we are able to comply, on a pro forma basis, with an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Inability to comply with such covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. We are in compliance with our covenant requirements at December 31, 2007.

Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and the indentures governing the notes to test the permissibility of certain types of transactions. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

				Successor	Predecessor	Combined Successor and Predecessor Year ended December 31, 2006
				Period from
			Year Ended December 31, 2007	December 4, 2006 to December 31, 2006	January 1, 2006 to December 3, 2006
				(dollars in millions)
Net income (loss)			$(254.3)	$(70.6)	$33.7	$(36.9)
Interest expense, net			281.6	21.6	11.8	33.4
Income taxes			34.8	(2.7)	58.3	55.6
Depreciation and amortization			294.6	27.0	153.4	180.4

EBITDA			$356.7	$(24.7)	$257.2	$232.5

Minority interest	(a	)	0.1	—	49.8	49.8
Non Cash, Purchase accounting effects	(b	)	29.2	86.4	—	86.4
Stand-alone savings — assessment	(c	)	2.5	(1.4)	17.1	15.7
U.S. benefit plan savings	(d	)	—	0.3	3.7	4.0
Cost savings — new initiatives	(e	)	1.9	0.6	6.8	7.4
Restructuring and other costs	(f	)	40.1	0.2	10.6	10.8
Transaction and initial costs	(g	)	16.5	3.6	17.6	21.2

Adjusted EBITDA			$447.0	$65.0	$362.8	$427.8

(a)	Reflects the elimination of minority interests resulting from the Shenzhen joint venture for the year ended December 31, 2007; the acquisition of the partner interest in joint ventures with Toshiba and Bayer of $44.9 million for December 31, 2006 and the consolidation of OSi Italy from May 2006 to December 3, 2006.

(b)	For the years ended December 31, 2007 and December 31, 2006, non-cash charges of $23.4 million and $34.4 million, respectively, resulting from the sales of inventories revalued at fair value through purchase accounting. For the year ended December 31, 2007, non-cash charges also included the amortization of $5.8 million, resulting from the purchase accounting adjustments. For the year ended December 31, 2006, represents non-cash charges outlined above and $52 million of in-process research and development.

(c)	For the predecessor period during the year ended December 31, 2006, represents pro-forma stand-alone cost savings for functions and services previously provided by GE. These services were historically billed to us through an assessment and related to services such as IT, finance, treasury, operations, research and development, insurance, legal, and human resources. The assessment was $62.6 million for 2006. These assessments were discontinued at the time of the Acquisition. For the year ended December 31, 2007, reflects normalized overhead of $44.0 million offset by transition services with GE of $14.4 million and stand-alone costs incurred of $32.1 million.

(d)	Represents savings related to our U.S. benefit plans as compared to the cost historically billed directly to us by GE.

(e)	Represents estimated cost savings from initiatives which have been implemented by management, including headcount reductions, reduction in number of legal entities, and consolidation of warehouses and offices.

(f)	Relates primarily to restructuring and start up costs.

(g)	For the year December 31, 2007 represents (i) impacts of management’s inventory optimization efforts; (ii) non-cash mark to market revaluation of foreign exchange contracts and gains or losses on revaluations of foreign debt; (iii) a management fee to Apollo, and (iv) other transition one time costs. For the fiscal year ended December 31, 2006 represents (i) non-cash charges of $14.9 million that will not repeat including inventory reserves; (ii) other consulting fees and services of $3.6 million, and (iii) the discontinuation of royalty payments to Toshiba of $2.7 million.